Exhibit 99.1

                             Financial Update by CFO

                                February 24, 2005


         The visibility we have at this time regarding the current quarter is indicating the comments made in the 4Q04 earnings release teleconference call remain valid. At that earnings release teleconference call, we stated that we were planning to ship two laser processing systems in 1Q05. We have already shipped both of them, each to a major North American customer. Both are currently going through installation. We are still anticipating revenue for 1Q05 to be in a range of flat to down 10% sequentially from 4Q04. Gross margin still looks to be in a range of 45%-47%, based on the projected product mix for the quarter. Operating margin for 1Q05 still looks to be in a range of (5%) to (10%). Earnings per share (diluted) for 1Q05 are still projected in a range of $0.00-($0.10). Cash flow is still expected to be slightly negative, as we continue to fund efforts needed in ramping up activities for our laser processing commitments.



         For the full year of 2005, the comments made in the 4Q04 earnings release teleconference call also appear to remain valid. The company could achieve annual revenue growth on the order of 20%-25% compared with 2004, with the first half being rather flat compared with 4Q04 revenue and the second half seeing greater growth. Gross margin for the year still looks to be around 48%-49%, based on the projected product mix for the year. Operating margin for the year continues to look to be in a range of about 5%-7%. The projected tax rate for the year still looks to be about 10%, driven primarily by corporate income taxes of the company's operations in Japan. Earnings per share (diluted) for the year are still projected in a range of $0.35-$0.45. Cash flow for the year is still anticipated to be positive.



Safe Harbor Statement
---------------------
Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the laser thermal processing operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the outbreak of Severe Acute Respiratory Syndrome (SARS) and any adverse effects of terrorist attacks or military actions in the United States or elsewhere on the economy in general or our business in particular. Such risks and uncertainties are described in the company's SEC reports including the company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended October 2, 2004.